UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  October 21, 2013

SKY PETROLEUM, INC.
(Exact name of registrant as specified in its charter)
Nevada
(State or other jurisdiction of incorporation)

333-99455	32-0027992
(Commission File Number)	(IRS Employer Identification No.)

401 Congress Avenue, Suite 1540, Austin, Texas, 78701

 (Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (512) 687-3427

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

On October 21, 2013, Sky Petroleum Inc. (the “Registrant”) entered into a Joint Venture Shareholders’ Agreement (the “JV Agreement”) with Hyde Resources Ltd., incorporated in Northern Ireland (the “JV Corporation”), Sky Petroleum UK Limited, incorporated in England and Wales (the “Sky JV Sub”), and SO Ventures Ltd., incorporated in Northern Ireland (the “SO Ventures”) (collectively, the Registrant, the JV Corporation, the Sky JV Sub and SO Ventures are known as the “Parties”).

The Sky JV Sub, is a wholly owned subsidiary of the Registrant.  The Sky JV Sub owns 300 ordinary shares of the JV Corporation, while SO Ventures owns 100 ordinary shares of the JV Corporation. Each ordinary share was issued for 1 British Pound.  The purpose of the JV Corporation is to obtain licences and to conduct technical, environmental and exploration due diligence; raise capital and commence into one or more joint venture projects (each a “JVC Project”) for the purposes of conducting, Exploration, Development and Commercialization of oil and gas in the Area of Interest.

The Sky JV Sub has undertaken to advance funds through loans or use commercially reasonable efforts to identify and secure loans or advancement of funds from bona fide arms’ length third party lenders, on commercially reasonable terms, to fund the reasonable business costs and general and administrative expenses of the JV Corporation and to fund the business from Exploration through to Discovery and onto the Delivery of a Development Plan (as those terms are defined in the JV Agreement), generally meaning a plan submitted by the Sky JV Sub or its designated affiliate to the JV Corporation’s Board of Directors.

The Registrant has guaranteed to SO Ventures, the due and punctual performance of all obligations of the Sky JV Sub under or in connection with the JV Agreement if and when they become performable in accordance with the terms of the JV Agreement (the “Guaranteed Obligations”).  The Registrant further agreed to indemnify SO Ventures in full and on demand from and against all and any losses, costs and expenses suffered or incurred by

SO Ventures arising out of, or in connection with: (a) any failure of the Sky JV Sub to perform or discharge the Guaranteed Obligations; or (b) any of the Guaranteed Obligations being or becoming totally or partially unenforceable by reason of illegality, incapacity, lack or exceeding of powers, ineffectiveness or execution or any other matters; but the Registrant’s obligations or liability under the indemnity shall be no greater than the Sky JV Sub’s obligations or liability under the JV Agreement.

The Board of Directors of the JV Corporation has responsibility for the supervision and management of the JV Corporation and its Business. The JV Corporation shall have a minimum of 5 directors, three of whom are appointed by the Sky JV Sub and 2 of whom are appointed by SO Ventures.  At all times, the Sky JV Sub appointees will make up a majority of the board of directors. As long as SO Ventures holds 10% of the shares of the JV Corporation, SO Ventures may appoint an observer to the board of directors of the JV Corporation. The Parties have agreed that the Sky JV Sub, or its designee, will serve as the operator of the JVC Projects.

The JV Agreement reserves certain matters to a vote of the shareholders, including amendment of the Articles of Association, increasing the capital of the JV Corporation, passing a resolution to wind-up the JV Corporation or changing the Business of the JV Corporation. The JV Agreement contains restrictive covenants preventing any shareholder of the JV Corporation, while a shareholder and for a period of 36 months after ceasing to be a shareholder of the JV Corporation, from operating a competing business within the Area of Interest, interfering with the Business of the JV Corporation in the Area of Interest, or soliciting or enticing away employees, contractors or service providers of the JV Corporation. Neither the Sky JV Sub nor SO Ventures may encumber, transfer or dispose of their shares in the JV Corporation unless permitted by the JV Agreement and the Articles of Association of the JV Corporation and no such transfer will be permitted unless the transferee of such shares has executed and delivered a Deed of Adherence.

The JV Agreement is governed by the laws of England and Wales. The JV Agreement provides that it will terminate upon (a) when one Party ceases to hold any shares in the JV Corporation; (b) when a resolution is passed by shareholders or creditors, or an order is made by a court or other competent body or person instituting a process that shall lead to the JV Corporation being wound up and its assets being distributed among the JV Corporation’s creditors, shareholders or other contributors; (c) the loss of all Licenses; or (d) upon agreement or consent of all holders of shares.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SKY PETROLEUM, INC.
October 25, 2013	By: /s/ Karim Jobanputra Karim Jobanputra Chairman of the Board of Directors